Exhibit 99.1

      Ultratech Updates Fourth Quarter Fiscal Year 2006 Guidance


    SAN JOSE, Calif.--(BUSINESS WIRE)--Dec. 20, 2006--Ultratech, Inc. (Nasdaq:UTEK) today updated financial guidance for the fourth quarter of fiscal year 2006, ending December 31, 2006. Full unaudited results will be reported on February 1, 2007.

    Based upon softer business conditions, Ultratech has reduced its revenue and earnings forecast for the fourth quarter. Ultratech currently expects revenue to be down sequentially 25%-30% from the third quarter 2006 compared to earlier guidance of revenue being down sequentially 8%-10% as provided on October 19, 2006. The revenue shortfall is due primarily to delivery push-outs during the quarter reflecting the softer business conditions. To date, no orders for equipment have been cancelled. Earnings per share are expected to be in a range of ($0.25)-($0.30). This compares with earlier guidance of ($0.10)-($0.15).

    Arthur W. Zafiropoulo, Chairman, Chief Executive Officer and President, commented, "In response to the current weakening in our served markets, Ultratech has taken steps to reduce overall costs throughout the company which are negatively impacting the fourth quarter earnings per share. During this quarter, we are selectively reducing our headcount by about 10%, including members of the senior staff. In addition, we closed certain non-strategic Sales and Service locations to lower our overall fixed costs. As a result of these initiatives, most expenses related to these actions will be recognized in the fourth quarter of 2006 and the results of these steps are expected to further increase negative cash flow."

    "Our customers, we believe, are clearly slowing their production ramp for the next several months. In the advanced packaging area, technology adoption in Wafer Level Chip-Scale Packaging (WLCSP) has been slower than was anticipated due to substrate costs not decreasing as quickly as anticipated. In the laser processing area, we believe that many of our customers are continuing to experience lower device yields for advanced devices which has resulted in slower transition to the next technology node," continued Zafiropoulo.

    "We believe Ultratech remains well positioned to provide leadership technologies for growth opportunities in both the advanced packaging and laser processing areas. Although we don't expect an immediate reversal in current trends, we will continue to focus on completing our strategic initiatives which include achieving profitability in 2007," Zafiropoulo concluded.

    Full results for the company's fourth quarter and year end 2006 will be announced on Thursday, February 1, 2007 prior to market open and Ultratech plans to hold a conference call and web broadcast at 8:00 a.m. Pacific/11:00 a.m. Eastern Standard Time that day to discuss the results.

    Profile

    Ultratech, Inc. (Nasdaq Global:UTEK) designs, manufactures and markets photolithography equipment used worldwide in the fabrication of semiconductor and nanotechnology devices, and has expanded its technology scope in pioneering laser processing technology for IC manufacturing. Founded in 1979, Ultratech is a market leader in gold and solder bump lithography. Its products are designed to substantially reduce the cost of ownership for manufacturers in the electronics industry. The company's home page on the World Wide Web is located at www.ultratech.com.

    Certain of the statements contained herein, which are not historical facts and which can generally be identified by words such as "anticipates," "expects," "intends," "will," "could," "believes," "estimates," "continue," and similar expressions, are forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as risks related to integration of Oraxion's technology and products with our technology and products and market acceptance thereof; our dependence on new product introductions and market acceptance of new products and enhanced versions of our existing products; lengthy sales cycles, including the timing of system installations and acceptances; lengthy and costly development cycles for laser-processing and lithography technologies and applications; integration, development and associated expenses of the laser processing operation; delays, deferrals and cancellations of orders by customers; cyclicality in the semiconductor and nanotechnology industries; pricing pressures and product discounts; high degree of industry competition; intellectual property matters; expiration of licensing arrangements, and the resulting adverse impact on our licensing revenues; changes to financial accounting standards; changes in pricing by us, our competitors or suppliers; customer concentration; international sales; timing of new product announcements and releases by us or our competitors; ability to volume produce systems and meet customer requirements; sole or limited sources of supply; ability and resulting costs to attract or retain sufficient personnel to achieve our targets for a particular period; dilutive effect of employee stock option grants on net income per share, which is largely dependent upon us achieving and maintaining profitability and the market price of our stock; mix of products sold; rapid technological change and the importance of timely product introductions; outcome of litigation; changes in accounting policies or interpretations of such policies; manufacturing variances and production levels; timing and degree of success of technologies licensed to outside parties; product concentration and lack of product revenue diversification; inventory obsolescence; asset impairment; effects of certain anti-takeover provisions; future acquisitions; volatility of stock price; foreign government regulations and restrictions and the exporting of sensitive technologies and jobs to certain countries; business interruptions due to natural disasters or utility failures; environmental regulations; and any adverse effects of terrorist attacks in the United States or elsewhere, or government responses thereto, or military actions in Iraq, Afghanistan and elsewhere, on the economy, in general, or on our business in particular. Such risks and uncertainties are described in Ultratech's SEC reports including its Annual Report on Form 10-K filed for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. Due to these and additional factors, the statements, historical results and percentage relationships set forth herein are not necessarily indicative of the results of operations for any future period. These forward-looking statements are based on management's current beliefs and expectations, some or all of which may prove to be inaccurate, and which may change. We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

    CONTACT: Ultratech, Inc., San Jose
             Bruce Wright, 408-321-8835
             Sr. Vice President, Finance/CFO
             or
             Laura Rebouche', 408-321-8835
             Vice President of Investor Relations and
             Corporate Communications